Exhibit 10(b)
PULTEGROUP, INC.
Grant Acceptance Agreement
Pursuant to the PulteGroup, Inc. 2022 Stock Incentive Plan (the “Plan) _______ (“the Participant”) has been granted a restricted stock unit award described below. Certain terms and conditions of the restricted stock unit award are set forth immediately below in this Grant Acceptance Agreement. Other terms and conditions are set forth in the Restricted Stock Unit Award Agreement which is appended to this Grant Acceptance Agreement. The Grant Acceptance Agreement and the Restricted Stock Unit Award Agreement are together the “Agreement” which is made and entered into between PulteGroup, Inc., a Michigan corporation (“the Company”), and the Participant as of the Grant Date. Capitalized terms not otherwise defined in this Grant Acceptance Agreement are defined in the Plan or the Restricted Stock Unit Award Agreement.

Grant Date:	________ ___, 2026
Individual Award Opportunity (“Target RSUs”):	_______ of the Company’s common shares, $.01 par value (the “Shares”)
Performance Period:	January 1, 2026 – December 31, 2028
Performance Measures:	Relative TSR (33.4%) Relative Return on Equity (33.3%) Relative Operating Margin % (33.3%)
Payout Range (as a percentage of the Target RSUs):	0-200%
Vesting Date:	December 31, 2028

Subject to the terms of the Agreement, the restricted stock units (the “Award”) shall be earned as follows:

Performance Measure #1 - Relative Total Shareholder Return
33.4% to be based on the Company’s 3-year average Relative TSR against the TSR Comparator Group as follows:

3-Year Relative TSR Performance Ranking	Payout
1	200%
2	170%
3	150%
4	120%
5	100%
6	80%
7	60%
8	40%
9	20%
10	0%

The following definitions shall apply for purposes of determining the amounts payable pursuant to this Award:

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 60 trading days including and immediately preceding the date for which the Average Stock Price is being determined.

“TSR Comparator Group” means, D.R. Horton, Inc., KB Home, Lennar Corporation, M/I Homes, Meritage Homes Corporation, NVR, Inc., Taylor Morrison, Inc., Toll Brothers, Inc. and Tri Pointe Homes, Inc.; provided, however, that if a member of the TSR Comparator Group ceases to be publicly traded during the Performance Period, such member shall be excluded for purposes of determining the TSR Performance.

“Relative TSR” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of (i) the cumulative amount of dividends during the Performance Period, assuming dividend reinvestment, and (ii) the increase or decrease in the Average Stock Price, measured based on the Average Stock Price as of the first day and last day of the Performance Period, by (B) the Average Stock Price as of the first day of the Performance Period.

Performance Measure #2 – Relative Return on Equity (ROE)
33.3% to be based on the Company’s 3-year Average ROE performance against the ROE Comparator Group as follows:

3-Year Relative ROE Performance Ranking*	Payout
1	200%
2	170%
3	150%
4	120%
5	100%
6	80%
7	60%
8	40%
9	20%
10	0%

*ROE for the Company and the ROE Comparator Group will be measured over the three-year period ending on September 30, 2028.
The following definitions shall apply for purposes of determining the amounts payable pursuant to this Award:

“ROE Comparator Group” means, D.R. Horton, Inc., KB Home, Lennar Corporation, M/I Homes, Meritage Homes Corporation, NVR, Inc., Taylor Morrison, Inc., Toll Brothers, Inc. and Tri Pointe Homes, Inc.; provided, however, that if a member of the ROE Comparator Group ceases to be publicly traded during the Performance Period, such member shall be excluded for purposes of determining the ROE Performance.

“Average ROE” is to be calculated as consolidated net income (i.e., the numerator) for the trailing twelve months divided by average consolidated shareholders’ equity (i.e., the denominator), where consolidated average shareholders' equity is the sum of the ending shareholders' equity balances of the trailing five quarters divided by five.

Performance Measure #3 – Relative Operating Margin % (OM)
33.3% to be based on the Company’s 3-year Average OM Performance against the ROM Comparator Group as follows:

3-Year Relative OM Performance Ranking*	Payout
1	200%
2	170%
3	150%
4	120%
5	100%
6	80%
7	60%
8	40%
9	20%
10	0%

*OM for the Company and the Relative OM Comparator Group will be measured over the three-year period ending on September 30, 2028.
The following definitions shall apply for purposes of determining the amounts payable pursuant to this Award:

“Relative OM Comparator Group” means, D.R. Horton, Inc., KB Home, Lennar Corporation, M/I Homes, Meritage Homes Corporation, NVR, Inc., Taylor Morrison, Inc., Toll Brothers, Inc., and Tri Pointe Homes, Inc.; provided, however, that if a member of the Relative OM Comparator Group ceases to be publicly traded during the Performance Period, such member shall be excluded for purposes of determining the Relative OM Performance.

OM is to be calculated as:

Home Sale Revenues less Home Sale Cost of Revenues less SG&A expenses (inclusive of homebuilding and corporate) = Operating Margin (i.e., the numerator)

divided by

Home Sale Revenues (i.e., the denominator)

For all three measures, payouts for performance between rankings will be determined based on straight line interpolation.

In the event of any merger, stock or asset acquisition, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar corporate change with regard to the Company, appropriate adjustments shall be made by the Committee to the calculation of the Performance Measures. In the event of any changes in generally accepted accounting principles, appropriate adjustments shall be made by the Committee to the calculation of the Performance Measures, including the performance attainment of the applicable peer companies. The Committee’s determination with respect to any such adjustment shall be conclusive.

Regardless of performance, in no event will the calculated payout for the Award exceed 200% of target.

The Award shall be settled in Shares following the expiration of the Performance Period or such earlier date as required by the Restricted Stock Unit Award Agreement. The Participant acknowledges receipt of copies of the Restricted Stock Unit Award Agreement and the Plan (which are incorporated by reference and made a part hereof) and this Grant Acceptance Agreement and agrees to abide by all of the terms and conditions of the Restricted Stock Unit Award Agreement and the Plan.
In witness whereof, the parties have executed the Agreement as of _______ ___, 2026.

PULTEGROUP, INC., a Michigan corporation
By:
Name:
Title:
Agreed and Accepted:

Name:
Title:

PULTEGROUP, INC.
Restricted Stock Unit Award Agreement
PulteGroup, Inc., a Michigan corporation (the “Company”), hereby grants to _________ (the “Participant”) as of _______ ____, 2026 (the “Grant Date”) a restricted stock unit award (the “Award’) representing the right to receive the number of common shares of the Company, $.01 par value (the “Shares”), set forth on the Grant Acceptance Agreement and subject to adjustment as provided herein and in the PulteGroup, Inc. 2022 Stock Incentive Plan (the “Plan”). The Award is subject to the restrictions, terms and conditions set forth below, the Grant Acceptance Agreement and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Participant shall accept this Agreement by executing the Grant Acceptance Agreement and returning it to the Company at such time as shall be satisfactory to the Company.
2.    Rights as a Shareholder; Dividend Equivalents. The Participant shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, the Award is settled in Shares pursuant to the Grant Acceptance Agreement attached hereto and the Participant becomes a shareholder of record with respect to such Shares. The Award includes a right to receive dividend equivalents equal to the value of any dividends paid on the Shares (the “Dividend Equivalents”) for which the dividend record date occurs between the Grant Date and the date the Award is settled. Subject to vesting, each Dividend Equivalent entitles the Participant to receive the equivalent cash value, without interest, of any such dividends paid on the number of Shares underlying the Target RSUs that are outstanding during such period, with such Dividend Equivalents adjusted to reflect the vesting level with respect to the achievement of the performance conditions set forth on the Grant Acceptance Agreement. Dividend Equivalents will be accrued and will be subject to the same conditions as the restricted stock units to which they are attributable, including, without limitation, the vesting and performance conditions and the provisions governing the time and form of settlement of the Award.
3.Vesting and Forfeiture.
3.1.    Service Vesting Requirement. Subject to the remainder of this Section 3, if the Participant remains in continuous employment with the Company through the date set forth in the Grant Acceptance Agreement (the “Vesting Date”), the Participant shall be entitled to receive an amount equal to the amount set forth in the Grant Acceptance Agreement based on satisfaction of the performance measures. Except as otherwise provided herein, if the Participant’s employment by the Company terminates prior to the Vesting Date, the Participant shall forfeit all rights with respect to the Award and the Award shall be cancelled by the Company. The Award shall be paid as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date.
3.2.    Termination by Reason of Death or Termination by the Company due to Disability. If the Participant’s employment with the Company terminates by reason of death or a termination by the Company due to Disability, the Participant or the Participant's Beneficiary, as the case may be, shall be entitled to a prorated Award (and associated Dividend Equivalents). Such prorated Award shall be equal to the Target RSUs (and associated Dividend Equivalents) set forth in the Grant Acceptance Agreement multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding anything herein to the contrary, a prorated Award (and associated Dividend Equivalents) payable pursuant to this Section 3.2, shall be paid to the Participant or Participant’s Beneficiary, as the case may be, no later than the March 15th occurring immediately after the year in which the Participant’s employment terminates.
3.3.    Termination by the Company prior to a Change in Control other than for Cause, death or Disability or by the Participant for Good Reason. If the Participant’s employment with the Company is terminated by (i) the Company prior to a Change in Control other than for Cause, death or Disability or (ii) if the Participant is subject to the Company’s Amended and Restated Executive Severance Policy (the “Executive Severance Policy”) as of the Grant Date, by the Participant prior to a Change in Control for Good Reason, the Performance Period shall continue through the last day thereof and the Participant shall be entitled to a prorated Award (and associated Dividend Equivalents). Such prorated Award shall be equal to the value of the Award (and associated Dividend Equivalents) at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding anything herein to the contrary, a prorated Award (and associated Dividend Equivalents) payable pursuant to this Section 3.3 shall be paid to the Participant as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date.
3.4. Termination Upon Retirement. If the Participant experiences a Qualifying Retirement after December 31st of the year in which the Grant Date occurs, then the Participant shall be entitled to the Award (and associated Dividend Equivalents), based on the actual performance during the Performance Period. Notwithstanding anything herein to the contrary, any Award (and associated Dividend Equivalents) payable pursuant to this Section 3.4 shall be paid to the Participant as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date. For the avoidance of doubt, if the Participant experiences a Qualifying Retirement on or prior to December 31st of the year in which the Grant Date occurs, the Award will be forfeited in its entirety.
3.5.    Termination by Reason of Voluntary Termination by Participant other than for Good Reason or Termination by the Company for Cause. If the Participant’s employment with the Company is terminated voluntarily by Participant for any reason (other than for Good Reason for Participants subject to the Executive Severance Policy as of the Grant Date) or is terminated by the Company for Cause, the Participant's Award (and associated Dividend Equivalents) that is unvested as of the date of termination shall be immediately forfeited.
3.6.    Change in Control.
    (a)    In the event a Change in Control occurs during the Performance Period and the Participant remains employed with the Company through the Vesting Date, the amount of the Award payable to the Participant shall equal the greater of (A) the Target RSUs (and associated Dividend Equivalents) and (B) the Award (and associated Dividend Equivalents) payable based on actual performance during the Performance Period. Notwithstanding anything herein to the contrary, the Award (and associated Dividend Equivalents) payable pursuant to this Section 3.6(a) shall be paid as soon as practicable following the Vesting Date but no later than the March 15th occurring immediately after the Vesting Date.

    (b)    In the event a Change in Control occurs during the Performance Period and the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason following such Change in Control, the Participant shall be entitled to an Award equal to the Target RSUs (and associated Dividend Equivalents) set forth in the Grant Acceptance Agreement. Notwithstanding anything herein to the contrary, the Award (and associated Dividend Equivalents) payable pursuant to this Section 3.6(b), shall be paid to the Participant no later than the March 15th occurring immediately after the year in which the Participant’s employment terminates.
3.7.    Definitions
(a)“Cause” shall mean a determination by the Company that the Participant has (i) willfully and continuously failed to substantially perform the duties assigned by the Company or a Subsidiary with which the Participant is employed (other than a failure resulting from the Participant’s Disability), (ii) willfully engaged in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Company, does not conform to the standard of the Company’s executives or employees, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or any Subsidiary.
(b)“Disability” shall mean a sickness or disability extending for more than three (3) consecutive months as a result of which the Participant is unable to perform his or her duties for the Company or an affiliate, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion. In the event of any dispute regarding the existence of the Participant’s Disability hereunder, the matter shall be resolved by the determination of a physician selected by the Committee and reasonably acceptable to the Participant. The Participant shall submit to appropriate medical examinations for purposes of such determination.
(c)“Good Reason” shall mean the occurrence of any of the following events without the Participant’s prior written consent: (i) a material diminution in the Participant’s annual base salary; (ii) a material diminution in the Participant’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which the Participant must perform services; provided that, the Participant must notify the Company of his or her intention to terminate his or her employment by written notice to the Company within ninety (90) days of the initial existence of such event and the Company shall have thirty (30) days to cure such event after receipt of such notice.    If the Company shall fail to cure such event, the Participant may terminate his or her employment for Good Reason within thirty (30) days following the expiration of the Company’s cure period.
(d) “Qualifying Retirement” shall mean a termination of employment by the Participant (i) on or after the attainment of age 60 and the completion of five consecutive years of service or (ii) on or after the attainment of age 55 and the completion of ten consecutive years of service; provided that, the Participant delivers his or her notice of retirement to the Company at least six months prior to the anticipated retirement date.
4.Settlement of Award. The Company shall issue or transfer to the Participant the number of Shares, if any, determined pursuant to the Grant Acceptance Agreement and this Agreement. Notwithstanding any other provision in the Agreement to the contrary, the Company shall not issue or transfer any Shares (or associated Dividend Equivalents) subject to the Award, unless and until the Committee has certified that the applicable Performance Measures have been satisfied, which certification shall occur no later than March 15th following the Vesting Date; except with respect to Awards payable pursuant to Section 3.2 or Target RSUs payable pursuant to Section 3.6(b). The Company may effect such transfer by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, and in either case by issuing such Shares in the Participant’s name or in such other name as is acceptable to the Company and designated in writing by the Participant. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.3. Any fraction of a Share shall be disregarded and the Company shall pay to the Participant at the same time that the Shares are distributed to the Holder an amount in cash determined by multiplying (i) the fraction of such Share by (ii) the fair market value of a Share, as determined by the Committee, on the Tax Date as defined in Section 5.3(b).
5.Additional Terms and Conditions of Award.
5.1.    Nontransferability of Award. The Award and any rights thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to any Beneficiary designation procedures as may approved by the Committee for such purpose. Except as permitted by the preceding sentence, the Award shall not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by the Participant to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
5.2.Investment Representation. The Participant hereby represents and covenants that (a) any Shares acquired upon the settlement of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Participant of any Shares subject to the Award, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
5.3.Withholding Taxes.
(a)As a condition precedent to the delivery to the Participant of any Shares subject to the Award or the payment of Dividend Equivalents, the Participant shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (or such higher withholding amount elected by the Holder) (the “Required Tax Payments”) with respect to the Award. If the Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant or withhold Shares.

(b)The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 5.3(a), (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having a fair market value, as determined by the Committee and as determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the Shares otherwise to be delivered to the Participant pursuant to the Award, a number of whole Shares having a fair market value, as determined by the Committee and as determined as of the Tax Date, equal to the Required Tax Payments, or (4) any combination of (1), (2) and (3). Shares to be delivered or withheld may not have a Fair Market Value in excess of the maximum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No Shares or Dividend Equivalents shall be delivered until the Required Tax Payments have been satisfied in full.
5.4.Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such Shares, the Shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.
5.5.Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Participant give or be deemed to give the Participant any right to continued employment by the Company or a Subsidiary.
5.6.Decisions of the Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee regarding the Program or this Agreement shall be final, binding and conclusive.
5.7.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Participant hereby acknowledges receipt of a copy of the Plan.
6.Miscellaneous Provisions.
6.1.Employment by Subsidiary. References in the Agreement to employment by the Company shall also mean employment by a Subsidiary.
6.2.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Program.
6.3.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to PulteGroup, Inc., Attention: Executive Vice President, General Counsel, 3350 Peachtree Road, NE, Suite 150, Atlanta, Georgia 30326, and if to the Participant, to the last known address contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by electronic mail or facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of electronic mail or facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.4.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to conflicts of laws principles.
6.5.Section 409A. The Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any of its directors, officers, employees or advisors be responsible for any such additional tax, interest or related tax penalties that may be imposed under Section 409A of the Code.
6.6. Arbitration. The Holder acknowledges and agrees that any and all disputes related to compensation such as this Agreement, the Grant Acceptance Agreement or Award will be exclusively resolved through the Company’s Alternative Dispute Resolution Policy located in the Employee Handbook.
6.7.Statute of Limitations. Any action, claim or lawsuit relating to this Agreement must be filed no more than six (6) months after the date of the employment action that is the subject of the action, claim or lawsuit. The Participant voluntarily waives any statute of limitations to the contrary.
6.8. Award Subject to Clawback. The Award and any Shares or Dividend Equivalents delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the PulteGroup, Inc. Dodd-Frank Clawback Policy and the PulteGroup, Inc. Misconduct Clawback Policy, or as otherwise required by law or applicable listing standards.